                                                                   Exhibit 11.1



                            CITYSCAPE FINANCIAL CORP.
                        COMPUTATION OF EARNINGS PER SHARE

                                                                  THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
                                                            -----------------------------       -----------------------------
                                                                1996              1995              1996              1995
                                                            -----------       -----------       -----------       -----------
             PRIMARY

NET EARNINGS APPLICABLE TO COMMON STOCK                     $ 8,331,856       $ 2,377,792       $17,605,000       $ 3,427,028
                                                            ===========       ===========       ===========       ===========
Weighted average common shares                               29,399,898        20,216,504        29,170,432        20,216,504

Adjustment to common shares:
     Assume exercise of stock options or warrants             1,052,150         1,865,124           981,635         1,865,124
                                                            -----------       -----------       -----------       -----------
WEIGHTED AVERAGE PRIMARY SHARES                              30,452,048        22,081,628        30,152,067        22,081,628
                                                            ===========       ===========       ===========       ===========
EARNINGS PER COMMON SHARE                                   $      0.27       $      0.11       $      0.58       $      0.16
                                                            ===========       ===========       ===========       ===========



                                                         THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30, 1996                       JUNE 30, 1996
                                                           -------------                       -------------
        FULLY DILUTED (1)

Net earnings applicable to common stock                     $ 8,331,856                         $17,605,000

Adjustment to net earnings:
   Add:  After-tax interest expense from Convertible
                Debentures                                      800,353                             800,353
                                                            -----------                         -----------
ADJUSTED NET EARNINGS APPLICABLE TO COMMON STOCK            $ 9,132,209                         $18,405,353
                                                            ===========                         ===========
Weighted average common shares                               29,399,898                          29,170,432

Adjustment to common shares:
     Assume conversion of Convertible Debentures              3,309,786                           1,654,892
     Assume exercise of stock options                         1,132,255                           1,115,369
                                                            -----------                         -----------
WEIGHTED AVERAGE PRIMARY SHARES                              33,841,939                          31,940,693
                                                            ===========                         ===========
EARNINGS PER COMMON SHARE                                   $      0.27                         $      0.58
                                                            ===========                         ===========










(1) Fully diluted earnings per share were not presented for the 1995 periods because the Convertible Debentures were not issued until 1996.